RBC FUNDS TRUST

Annual Exhibit to Item 77O

Transactions Effected Pursuant to Rule 10f-3

RBC FUNDS TRUST:
Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period April 1, 2016 through September 30, 2016 in accordance with the Trust's Rule 10f-3 Procedures.


RBC Mid Cap Value Fund

ISSUER: Parsley Energy, Inc.

Trade Date: 08/16/16

Part of a registered public offering

Selling Broker: J.P. Morgan Securities LLC

Underwriters: BMO Capital Markets Corp., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., Canaccord Genuity Inc., Capital One Securities Inc., Johnson Rice & Company L.L.C., Northland Capital Markets, Seaport Global Securities LLC, Stephens Inc., SunTrust Robinson Humphrey, Inc. and Tudor, Pickering, Holt & Co. Securities, Inc.

Amount Purchased:  $13923.25

Purchase Price: $33.55/share

% of Issue: 0.01%